Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

CollPlant Biotechnologies Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value NIS 1.50 per share	(1)	Other	3,296,000	$0.60	$1,977,600.00	0.0001381	$273.11

Total Offering Amounts:							$1,977,600.00		273.11
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$273.11

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Consists of an aggregate of 3,296,000 of the Registrant’s ordinary shares, par value NIS 1.50 per share, issuable upon the exercise of warrants. All 3,296,000 ordinary shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-1.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s ordinary shares on the Nasdaq Capital Market on March 23, 2026.

The Registrant will not receive any proceeds from the sale of its ordinary shares by the selling shareholder.